   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2002

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        WEATHERFORD INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          3533                         04-2515019
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
incorporation or organization)    Classification Code Number)                No.)

                       515 POST OAK BOULEVARD, SUITE 600
                           HOUSTON, TEXAS 77027-3415
                                 (713) 693-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                 BURT M. MARTIN
                 VICE PRESIDENT -- LAW AND CORPORATE SECRETARY
                        WEATHERFORD INTERNATIONAL, INC.
                       515 POST OAK BOULEVARD, SUITE 600
                           HOUSTON, TEXAS 77027-3415
                                 (713) 693-4000
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                             ---------------------
                                    COPY TO:
                               WILLIAM MARK YOUNG
                                ANDREWS & KURTH
                      MAYOR, DAY, CALDWELL & KEETON L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable following the effectiveness of this registration statement.
                             ---------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
        TO BE REGISTERED               REGISTERED           PER SHARE          OFFERING PRICE    REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------
6 5/8% Senior Notes Due 2011...       $350,000,000             100%             $350,000,000           $32,200
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2002

                        WEATHERFORD INTERNATIONAL, INC.

                              EXCHANGE OFFER FOR:

               ALL OUR 6 5/8% SERIES A SENIOR NOTES DUE 2011 FOR
                   OUR 6 5/8% SERIES B SENIOR NOTES DUE 2011

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON               , 2002, UNLESS EXTENDED.

     Terms of the exchange offer:

     - We are offering a total of $350 million of our 6 5/8% Series B Senior Notes due 2011 for an equal amount of our outstanding 6 5/8% Series A Senior Notes due 2011.

     - We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     - The exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes but you should read the discussion under the caption "Material United States Federal Tax Considerations" on page 29 for more information.

     - We will not receive any cash proceeds from the exchange offer.

     - The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     - The exchange offer is the initial offering of the new notes.

     - There is no established trading market for the new notes or the old notes. We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through The Nasdaq National Market.

                             ---------------------

     PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is           , 2002

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More Information...    i
Forward-Looking Statements............   ii
Summary...............................    1
Risk Factors..........................    7
Use of Proceeds.......................    9
Capitalization........................    9
Ratio of Earnings to Fixed Charges....   10
Selected Financial and Operating
  Data................................   11

                                        PAGE
                                        ----
The Exchange Offer....................   12
Description of the Notes..............   20
Material United States Federal Tax
  Considerations......................   29
Certain ERISA Considerations..........   32
Plan of Distribution..................   33
Legal Opinions........................   34
Experts...............................   34

                               ------------------

     In this prospectus, references to "we," "us" and "our" refer to Weatherford International, Inc., unless the context indicates that "we," "us" or "our" refers to Weatherford International, Inc., together with its consolidated subsidiaries.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE NOTES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any material on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     We are "incorporating by reference" herein important business and financial information which we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to update automatically and supersede this incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the completion of this offering. We also incorporate by reference any future filings made with the SEC under the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement.

     - Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment No. 1 on Form 10-K/A as filed April 27, 2001 and Amendment No. 2 on Form 10-K/A as filed May 8, 2001.

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

     - Our Current Reports on Form 8-K as filed January 30, 2001, February 27, 2001 (as amended on Form 8-K/A as filed April 11, 2001), April 25, 2001, July 18, 2001, August 17, 2001, November 1, 2001, November 6, 2001,
       November 16, 2001, December 4, 2001 and February 1, 2002.

     You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

         Weatherford International, Inc.
         515 Post Oak Boulevard, Suite 600
         Houston, Texas 77027-3415
         Attention: Sr. Vice President -- Investor Relations
         Telephone: (713) 693-4000
         Email: investor.relations@weatherford.com

     To obtain timely delivery of any of the documents incorporated by reference
in this prospectus, you must request the information no later than           ,
2002.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, our filings with the SEC and our public releases contain statements relating to our future results, including certain projections and business trends. These statements may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following factors as well as the factors discussed in the documents incorporated by reference into this prospectus.

     - A downturn in market conditions could affect projected results. Any material changes in oil and gas supply and demand balance, oil and gas prices or other market trends would affect our results and would likely affect the forward-looking information provided by us. The oil and gas industry is extremely volatile and subject to change based on political and economic factors outside our control. In recent periods there has been a general decrease in prices for oil and natural gas, reflecting diminished demand attributable to world political and economic issues.

     - Economic downturns could adversely affect demand for our products and services. The United States economy and most foreign economies have been weakening in recent periods. An extended regional and/or worldwide recession would result in lower demand and lower prices for oil and gas, which would adversely affect our revenues and income. At this time, we have assumed that material declines will be limited to North and Latin America and that such declines will not last for an extended period of time.

     - A future reduction in the rig count could adversely affect the demand for our products and services. A material decline in the North American and international rig counts would adversely affect our results. Our forward-looking statements regarding our drilling products and services assume a modest improvement in the international rig count in 2002 and that no extended material declines in the worldwide rig count, in particular the domestic rig count, will occur.

     - A material disruption in our manufacturing improvements could adversely affect some divisions of our business. We have recently increased our manufacturing capacity in our European completion operations through the addition of equipment and the consolidation of facilities. Our forward-looking statements assume that any further manufacturing expansion and consolidation will be completed without any material disruptions. If there are any disruptions or excess costs associated with manufacturing changes, our results could be adversely affected.

     - Our success is dependent upon the integration of acquisitions. During 2001, we consummated various acquisitions of product lines and businesses, including the acquisitions of CiDRA OSS and Johnson Screens. The success of these acquisitions will be dependent on our ability to integrate these product lines and businesses with our existing businesses and eliminate duplicative costs. We incur various duplicative costs during the integration of the operations of acquired businesses into our businesses. Our forward-looking statements assume the successful integration of the operations of the acquired businesses and their contribution to our income during 2002. However, there can be no assurance that the expected benefits of these acquisitions will materialize. Integration of acquisitions is something that cannot occur in the short-term and that requires constant effort at the local level to be successful. Accordingly, there can be no assurance as to the ultimate success of these integration efforts.

     - Our long-term growth strategy is dependent upon technological advances. Our ability to succeed with our long-term growth strategy is dependent in part on the technological competitiveness of our products and services. A central aspect of our growth strategy is to enhance the technology of our products and services, to expand the markets for many of our products through the leverage of our worldwide infrastructure and to enter new markets and expand in existing markets with technologically-advanced value-added products. These technological advances include our underbalanced drilling technology, our expandable technology, our rotary expansion systems, and our recently added production optimization and fiber optic sensor technology. Our forward-looking statements have assumed above-average growth from these new products and services through 2002.

     - Currency fluctuations could have a material adverse financial impact on our business. A material decline in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from future changes in currencies.

     - Changes in global trade policies could adversely impact our operations. Changes in global trade policies in our markets could impact our operations in these markets. We have assumed that there will be no material changes in global trading policies.

     - Unexpected litigation and legal disputes could have a material adverse financial impact. If we experience unexpected litigation or unexpected results in our existing litigation that have a material effect on our financial results, the accuracy of the forward-looking statements would be affected. Our forward-looking statements assume that there will be no such unexpected litigation or results.

     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC. For additional information regarding risks and uncertainties, please read our other current filings with the SEC under the Exchange Act and the Securities Act, particularly under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Exposures" in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2001.

                                    SUMMARY

     The following summary highlights selected information from the prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the new notes, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus carefully, including the discussion of risk and uncertainties affecting our business included under the caption "Risk Factors," and the documents that have been incorporated into this prospectus, before making an investment decision.

                                  WEATHERFORD

     Weatherford International, Inc. is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Our operations are conducted in over 100 countries, and we have more than 400 manufacturing and service and sales locations in nearly all of the oil and natural gas producing regions in the world. We are among the leaders in each of our primary markets, and our distribution and service network is one of the most extensive in the industry. For the nine months ended September 30, 2001, we had $1.7 billion of revenues and $459.1 million of EBITDA.

     Our business is divided into three principal operating divisions:

     - Drilling and Intervention Services -- This division provides a wide range of oilfield products and services, including fishing services, third-party and proprietary drilling products, well installation services, cementing products and underbalanced drilling and specialty pipeline services. We are a leader in each of these markets.

     - Completion Systems -- This division provides a wide range of completion products and services, including packers, sand control, flow control, expandable products, liner hangers, inflatable packers and intelligent well technology. The Completion Systems division maintains a growing share of the world's completion market and offers leading proprietary and patented technologies aimed at maximizing production.

     - Artificial Lift Systems -- This division designs, manufactures, sells and services a complete line of artificial lift equipment, including progressing cavity pumps, reciprocating rod lift, gas lift, electrical submersible pumps and hydraulic lift. It also provides products and services which optimize and automate well production management and allow for remote well monitoring and control. It is the only organization in the world that is able to provide all forms of artificial lift used for the production of oil and gas.

     In addition to the above operations, we also operated a Compression Services division. In February 2001, we sold this division to a subsidiary of Universal Compression Holdings, Inc. in exchange for 13.75 million shares of Universal. Following the merger, Universal became the world's second largest provider of natural gas compression services. Our ownership of Universal is approximately 45%.

     Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027-3415. Our telephone number at that location is
(713) 693-4000.

                                 RECENT EVENTS

     On November 16, 2001, we completed an acquisition of CiDRA Corporation's Optical Sensing Systems business unit, which provides permanent downhole fiber optic sensor systems, for $62.5 million in cash and approximately 1.9 million shares of our common stock. CiDRA's technologies consist of pressure and temperature sensors, flow and phase fraction systems, as well as an all-fiber in-well seismic system.

     On November 30, 2001, we completed an acquisition of the Johnson Screens division of Vivendi Environnement SA for $110.0 million. Johnson Screens is a global provider of screens for fluid-solid separation processes for oil and gas production and other applications. Johnson Screens operates

21 manufacturing facilities in 14 countries, providing worldwide coverage of the oil and gas, petrochemical and other process industries. Johnson Screens will be integrated within our Completion Systems division.

                               THE EXCHANGE OFFER

Old Notes.....................   6 5/8% Series A Senior Notes due November 15,
                                 2011, which were issued on November 16, 2001.

New Notes.....................   6 5/8% Series B Senior Notes due November 15,
                                 2011. The terms of the new notes are
                                 substantially identical to those terms of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer................   We are offering to exchange up to $350 million
                                 principal amount of our 6 5/8% Series B Notes due November 15, 2011 which have been registered under the Securities Act for an equal amount of our outstanding 6 5/8% Series A
                                 Notes due November 15, 2011, to satisfy our obligations under the registration rights agreement that we entered into when the old notes were sold in transactions exempt from registration under the Securities Act.

Expiration Date; Tenders......   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2002, unless
                                 extended. By tendering your old notes, you represent to us that:

                                 - you are not our "affiliate" as defined in
                                   Rule 405 under the Securities Act;

                                 - any new notes you receive in the exchange
                                   offer are being acquired by you in the
                                   ordinary course of your business;

                                 - at the time of commencement of the exchange
                                   offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, in violation of the Securities Act;

                                 - if you are not a participating broker-dealer,
                                   you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

                                 - if you are a participating broker-dealer, you
                                   will receive the new notes for your own
                                   account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers and the prospectus delivery requirement, see the discussion below under the caption "Plan of Distribution."

Withdrawal; Non-Acceptance....   You may withdraw any old notes tendered in the
                                 exchange offer at any time prior to 5:00 p.m.,
                                 New York City time, on           , 2002. If we
                                 decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The
                                 Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository
                                 Trust Company. For further information
                                 regarding the withdrawal of tendered old notes, please read "The Exchange Offer -- Withdrawal
                                 Rights."

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, which we may waive. Please read the discussion below under the caption "The
                                 Exchange Offer -- Conditions to the Exchange
                                 Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old
Notes.........................   Unless you comply with the procedures described
                                 below under the caption "The Exchange
                                 Offer -- Procedures for Tendering -- Guaranteed
                                 Delivery," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

                                 - tender your old notes by sending the
                                   certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at the address listed below under the caption "The Exchange Offer -- Exchange Agent"; or

                                 - tender your old notes by using the book-entry
                                   transfer procedures described below and
                                   transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, please read the discussion below under the caption "The Exchange Offer-- Procedures for
                                   Tendering -- Book-Entry Transfer."

Guaranteed Delivery
Procedures....................   If you are a registered holder of the old notes
                                 and wish to tender your old notes in the exchange offer, but

                                 - the old notes are not immediately available,

                                 - time will not permit your old notes or other
                                   required documents to reach the exchange agent before the expiration of the exchange offer, or

                                 - the procedure for book-entry transfer cannot
                                   be completed prior to the expiration of the exchange offer, then you may tender old notes by following the procedures described below under the caption "The Exchange
                                   Offer-- Procedures for Tendering --
                                   Guaranteed Delivery."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose old notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

                                 If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

United States Federal Tax
Consequences..................   The exchange of old notes for new notes in the
                                 exchange offer will not be a taxable event for United States federal income tax purposes.
                                 Please read the discussion below under the caption "Material United States Federal Tax
                                 Considerations" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Exchange Agent................   The Bank of New York is the exchange agent for
                                 the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer --
                                 Exchange Agent."

Resales.......................   Based on interpretations by the staff of the
                                 Securities and Exchange Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act so long as:

                                 - you are not our "affiliate" as defined in
                                   Rule 405 under the Securities Act;

                                 - you are acquiring the new notes in the
                                   ordinary course of your business; and

                                 - you do not have an arrangement or
                                   understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer.

                                 You must represent that you meet the above three requirements if you wish to exchange old notes for new notes in the exchange offer.

                                 If you are our "affiliate" or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

                                 - you cannot rely on the applicable
                                   interpretations of the staff of the SEC;

                                 - will not be permitted or entitled to tender
                                   the old notes in the exchange offer; and

                                 - you must comply with the registration and
                                   prospectus delivery requirements of the
                                   Securities Act in connection with any resale transaction.

                                 A broker-dealer that receives new notes for its own account in the exchange offer for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. Furthermore, any broker-dealer that acquired any of its old notes directly from us:

                                    - cannot rely on the applicable
                                      interpretations of the staff of the SEC;
                                      and

                                    - will not be permitted or entitled to
                                      tender the old notes in the exchange
                                      offer;

                                    - must comply with the registration and
                                      prospectus delivery requirements of the
                                      Securities Act in connection with any
                                      resale transaction.

                                 Please read "The Exchange Offer -- Resales of New Notes."

                 CONSEQUENCES OF NOT EXCHANGING YOUR OLD NOTES

     If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

     - if they are registered under the Securities Act and applicable state securities laws;

     - if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

     - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, please read "The Exchange Offer -- Acceptance of Old Notes for Exchange; Issuance of New Notes" and "Description of the Notes -- Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. In addition, if

     - this registration statement is not declared effective on or prior to May 15, 2002 or if the exchange offer is not completed on or prior to June 14, 2002,

     - we are obligated to file a shelf registration statement and we fail to do so prior to the 60th day after the obligation arises or the shelf registration statement is not declared effective prior to the 90th day after the date of filing, or

     - if the shelf registration statement ceases to be effective or usable,

we agree to pay liquidated damages in an amount equal to 0.25% per year of the principal amount of old notes for the first 90-day period immediately following a default, increasing to 0.50% per year thereafter.

Issuer........................   Weatherford International, Inc.

Securities Offered............   $350 million aggregate principal amount of
                                 6 5/8% Series B Senior Notes due 2011. The notes will mature on November 15, 2011.

Interest......................   Interest on the new notes will accrue at the
                                 rate of 6 5/8% per year and will be payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2002.

Ranking.......................   The new notes will be our unsecured and
                                 unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

Sinking Fund..................   None.

Optional Redemption...........   We may redeem some or all of the notes at any
                                 time at the "make-whole" price, plus accrued interest and liquidated damages, if any, to the redemption date. Please read the discussion below under the caption "Description of the Notes -- Optional Redemption" for more information.

Covenants.....................   The terms of the new notes will restrict our
                                 ability to:

                                 - incur liens on our property;

                                 - enter into any sale and leaseback
                                   transactions; and

                                 - consolidate or merge or sell assets.

                                 These limitations are subject to a number of important qualifications and exceptions which are described in "Description of the Notes -- Certain Covenants" and "-- Mergers and Sale of Assets."

Events of Default.............   If there is an event of default on the notes,
                                 the principal amount of notes plus accrued interest and liquidated damages, if any, may be declared immediately due and payable in specified circumstances. Please read
                                 "Description of the Notes -- Events of Default;
                                 Notice and Waiver."

                                  RISK FACTORS

     You should carefully consider all of the information contained in this prospectus before deciding to tender your old notes in the exchange offer. In particular, you should carefully review the specific factors described below under the caption "Risk Factors," which contain important information about us and the risks that may affect our business.

                                  RISK FACTORS

     You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in the prospectus (including the risks and other disclosure that are presented in Weatherford International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment No. 1 on Form 10-K/A as filed April 27, 2001 and Amendment No. 2 on Form 10-K/A as filed May 8, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2001), before tendering your old notes in the exchange offer. When we use the term "notes" in this prospectus, the term includes the old notes and the new notes.

HOLDERS WHO FAIL TO EXCHANGE THEIR OLD NOTES WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

     If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, please read the discussions below under the captions "The Exchange Offer -- Acceptance of Old Notes for Exchange; Issuance of New Notes" and "Material United States Federal Tax Considerations."

     We believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates," which is defined in Rule 405 of the Securities Act and (2) acquire the new notes in the ordinary course of your business and, unless you are a broker-dealer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes. Our belief is based on interpretations by the SEC's staff in no-action letters issued to third parties. Please note that the SEC has not considered our exchange offer in the context of a no-action letter, and the SEC's staff may not make a similar determination with respect to our exchange offer.

     Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the new notes and that you have no arrangement or understanding to participate in a distribution of the new notes. If you are a broker-dealer, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) cannot rely on the applicable interpretations of the staff of the SEC, (2) will not be permitted or entitled to tender the old notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities. For a period of 90 days after the expiration or termination of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. Please read "Plan of Distribution." In addition, you may offer or sell the new notes in certain jurisdictions only if they have been registered or qualified for sale there, or any exemption from registration or qualification is available and is complied with.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

     There is no established trading market for the new notes or the old notes. Although Credit Suisse First Boston Corporation, Lehman Brothers Inc., Deutsche Banc Alex. Brown Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc., the initial purchasers in the offering of the old notes, have informed us that they currently intend to make a market in the new notes, they have no obligation to do so and may discontinue making a market at any time without notice. We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through The Nasdaq National Market. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors relating to us. A liquid trading market may not develop for the new notes. In addition, to the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE NEW, FREELY TRADABLE NOTES.

     Subject to the conditions set forth under "The Exchange Offer -- Conditions to the Exchange Offer," delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

     - certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at The Depository Trust Company, New York, New York as depository, including an agent's message if the tendering holder does not deliver a letter of transmittal,

     - a completed signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, and

     - any other documents required by the letter of transmittal.

     Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. Please read "The Exchange Offer -- Procedures for Tendering" and "Description of the Notes -- Old Notes."

SOME HOLDERS WHO EXCHANGE THEIR NOTES MAY BE DEEMED TO BE UNDERWRITERS.

     If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offer.

     The net proceeds to us from the sale of the old notes were used to repay existing indebtedness and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2001, and as adjusted to reflect the issuance and sale in November 2001 by us of the old notes.

                                                              AS OF SEPTEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                  ($ IN THOUSANDS
                                                                 EXCEPT PAR VALUE)
Cash and Cash Equivalents...................................  $   44,732   $   89,453
                                                              ==========   ==========
Short-Term Borrowings and Current Portion of Long-Term
  Debt......................................................  $  308,955   $    6,676
                                                              ==========   ==========
Long-Term Debt:
Long-Term Debt..............................................  $  232,441   $  232,441
6 5/8% Senior Notes due 2011................................          --      350,000
Zero Coupon Convertible Senior Debentures...................     520,685      520,685
                                                              ----------   ----------
     Total Long-Term Debt...................................     753,126    1,103,126
5% Convertible Subordinated Preferred Equivalent
  Debentures................................................     402,500      402,500
Stockholders' Equity:
Common Stock, $1 Par Value, Authorized 250,000 Shares,
  Issued 126,577 Shares.....................................     126,577      126,577
Capital in Excess of Par Value..............................   1,810,847    1,810,847
Treasury Stock, Net.........................................    (300,686)    (300,686)
Retained Earnings...........................................     213,526      213,526
Accumulated Other Comprehensive Loss........................    (151,979)    (151,979)
                                                              ----------   ----------
     Total Stockholders' Equity.............................   1,698,285    1,698,285
                                                              ----------   ----------
       Total Capitalization.................................  $2,853,911   $3,203,911
                                                              ==========   ==========

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

                                                                           NINE MONTHS
                                                                              ENDED
                                         YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                  -------------------------------------   -------------
                                  1996    1997    1998    1999    2000    2000    2001
                                  -----   -----   -----   -----   -----   -----   -----
Earnings/Fixed Charges..........  3.46x   6.00x    --     1.52x   1.99x   2.30x   5.06x

     For the year ended December 31, 1998, earnings before fixed charges were inadequate to cover fixed charges by $6.7 million.

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, extraordinary charges and discontinued operations and (b) fixed charges, net of interest capitalized. "Fixed charges" represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth certain selected historical consolidated financial data. The data for the years 1996 through 2000 have been derived from our audited financial statements included in our Annual Reports on Form 10-K. The data for the nine months ended September 30, 2000 and September 30, 2001 have been derived from our unaudited financial statements included in our Quarterly Reports on Form 10-Q. The selected financial data should be read in conjunction with such financial statements, the notes thereto and the related management's narrative analysis incorporated herein by reference.

                                                                                                      NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                                  SEPTEMBER 30,
                           ----------------------------------------------------------------        ------------------------
                              1996         1997         1998           1999         2000              2000          2001
                           ----------   ----------   ----------     ----------   ----------        ----------    ----------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)           (UNAUDITED)
Revenues.................  $1,129,958   $1,357,374   $1,363,849     $1,240,200   $1,814,261        $1,279,400    $1,707,779
Operating Income.........     127,408      216,082       36,171(a)      66,818      120,328(b)        107,567       306,268
Income (Loss) From
  Continuing
  Operations.............      71,225      129,745         (883)(a)     16,206      (38,892)(b)(c)     44,720       160,127
Basic Earnings (Loss) Per
  Share From Continuing
  Operations.............        0.79         1.35        (0.01)(a)       0.16        (0.36)(b)(c)       0.41          1.42
Diluted Earnings (Loss)
  Per Share From
  Continuing
  Operations.............        0.78         1.33        (0.01)(a)       0.16        (0.36)(b)(c)       0.40          1.32
Total Assets.............   2,121,415    2,508,034    2,638,612      3,513,789    3,461,579         3,405,228     3,877,565
Long-term Debt...........     415,095      224,935      220,398        226,603      730,176(d)        731,730(d)    753,126(d)
5% Convertible
  Subordinated Preferred
  Equivalent
  Debentures.............          --      402,500      402,500        402,500      402,500           402,500       402,500
Stockholders' Equity.....   1,295,048    1,462,409    1,500,090      1,843,684    1,338,458(e)      1,415,334     1,698,285
EBITDA(f)................     238,192      335,403      335,779        233,476      375,755           253,906       459,113

---------------

(a) Includes $160.0 million, $104.0 million net of taxes, of merger and other charges relating to the merger between EVI and Weatherford Enterra and a reorganization and rationalization of our business in light of industry conditions.

(b) Includes $56.3 million, $43.0 million net of taxes, of impairment charges for assets to be disposed of related to the merger of essentially all of our Compression Services division into Universal.

(c) Includes $76.5 million of deferred tax provision due to the anticipated exchange of a consolidated subsidiary for an equity method investment in connection with the Universal merger.

(d) Includes $910.0 million face amount of our Zero Coupon Convertible Senior Debentures, at the accreted discount amount of $509.2 million, $505.4 million and $520.7 million as of December 31, 2000, September 30, 2000 and September 30, 2001, respectively.

(e) At the close of business on April 14, 2000, we distributed the net assets and related accumulated other comprehensive loss of our Grant Prideco division to our shareholders through an adjustment to Retained Earnings.

(f) EBITDA is calculated as operating income adding back depreciation and amortization, excluding the impact of impairment charges for assets to be disposed of and merger costs and other charges. We have included an EBITDA calculation here because when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as substitutes to calculations under accounting principles generally accepted in the United States, in particular cash flows from operations, operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company's calculations.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read "Description of the Notes" for more information on the terms of the respective notes and the differences between them.

     We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such old notes by book-entry transfer at DTC.

     We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.

TERMS OF EXCHANGE

     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $350,000,000 principal amount of 6 5/8% Senior Notes due 2011, are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

     Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

EXPIRATION, EXTENSION AND AMENDMENT

     The expiration time of the exchange offer is 5:00 P.M., New York City time,
on           , 2002. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term "expiration time" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

     Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under "-- Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

PROCEDURES FOR TENDERING

  VALID TENDER

     Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York, the exchange agent, at the address listed under the heading "-- Exchange Agent":

     - a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

     - if old notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

In addition, you must:

     - deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

     - deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

     - comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

     If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If you are a participating broker-dealer, you are representing to us that you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

     If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

  SIGNATURE GUARANTEES

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

     - by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an "eligible institution."

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is an "eligible guarantor institution" meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other "signature guarantee program" as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

  BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

     Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     - be transmitted to and received by the exchange agent at the address listed under "-- Exchange Agent" at or prior to the expiration time; or

     - comply with the guaranteed delivery procedures described below.

     Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  GUARANTEED DELIVERY

     If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

     - the tender is made through an eligible institution;

     - prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

      1. stating the name and address of the holder of old notes and the amount of old notes tendered,

      2. stating that the tender is being made, and

      3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

  DETERMINATION OF VALIDITY

     We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

     Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; ISSUANCE OF NEW NOTES

     Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

     In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

     - certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal or an agent's message; and

     - all other required documents.

     Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

INTEREST PAYMENTS ON THE NEW NOTES

     The new notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

WITHDRAWAL RIGHTS

     Tender of old notes may be withdrawn at any time before the expiration time.

     For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under "-- Exchange Agent" before the expiration time. Any notice of withdrawal must:

     - specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

     - contain a statement that the holder is withdrawing its election to have the old notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

     - specify the name in which the old notes are registered, if different from that of the depositor.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

     Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

Properly withdrawn old notes may be re-tendered by following the procedures described under "-- Procedures for Tendering" above at any time at or before the expiration time.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, or any extension of any exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate an exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

     - there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to such exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

     - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

     - any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

     - a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

     - trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

     - an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

     - a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part of proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of such exchange offer; or

     - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

     If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read "-- Expiration, Extension and Amendment" above.

RESALES OF NEW NOTES

     Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - the new notes are acquired in the ordinary course of the holder's business;

     - the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

     - the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act.

     However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

     Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

     - cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

     - will not be permitted or entitled to tender the old notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Please read "Plan of Distribution."

     In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

EXCHANGE AGENT

     The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                              THE BANK OF NEW YORK

       By Facsimile for                By Mail/Overnight                    Confirm
    Eligible Institutions:               Courier/Hand:                   By Telephone:
        (212) 235-2261               The Bank of New York               (212) 235-2354
    Attention: Ms. Carolle         Reorganization Department
           Montreuil              15 Broad Street, 16th Floor
                                   New York, New York 10007
                                    Attention: Ms. Carolle
                                           Montreuil

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

                            DESCRIPTION OF THE NOTES

     The old notes were issued and the new notes will be issued under an indenture dated as of May 17, 1996, as supplemented by the first supplemental indenture thereto dated as of May 27, 1998, the second supplemental indenture dated as of June 30, 2000, and the third supplemental indenture dated as of November 16, 2001, between us and The Bank of New York, successor to Bank of Montreal Trust Company, as trustee. We have summarized the material terms and provisions of the indenture in this section. This summary is qualified in its entirety by reference to the indenture, a copy of which is available from us upon request.

GENERAL

     The old notes are and the new notes will be our unsecured obligations, ranking equal in right of payment with all of our other senior unsecured indebtedness. The notes are scheduled to mature on November 15, 2011. We will issue the new notes in registered, book-entry form, in denominations of $1,000 and integral multiples of $1,000.

     Interest on the notes will accrue at the rate of 6 5/8% per year and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2002. We will make each interest payment to the holders of record on the immediately preceding May 1 and November 1. The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.

     Interest on the notes will accrue from the date of original issuance of the old notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We may from time to time, without consent of the existing holders, create and issue further notes having the same terms and conditions as the old notes or the new notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.

RANKING

     The old notes constitute and the new notes will constitute senior debt and rank equally with all of our unsecured and unsubordinated debt and will rank senior to any existing and future subordinated indebtedness. As of December 31, 2001, excluding the notes, we had outstanding approximately $1,275.6 million aggregate principal amount of senior indebtedness.

     The notes are unsecured and therefore will be effectively subordinated to any indebtedness of our subsidiaries and any secured indebtedness to the extent of the value of the assets securing the indebtedness.

     We currently conduct a substantial portion of our operations through our subsidiaries, and our subsidiaries generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are one of the principal sources of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial conditions and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. In addition, holders of the notes have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

OPTIONAL REDEMPTION

     The old notes are and the new notes will be redeemable, in whole or in part, at our option at any time at the "make-whole" redemption price equal to the greater of:

     (1) 100% of the principal amount of the notes to be redeemed, and

     (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points, plus accrued interest on and liquidated damages, if any, with respect to the notes to be redeemed to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the redemption date.

     "Quotation Agent" means Credit Suisse First Boston Corporation, Lehman Brothers Inc. or such other Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealers" means (1) Credit Suisse First Boston Corporation and its successors, provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer,
(2) Lehman Brothers Inc. and its successors, provided, however, that if it shall cease to be a Primary Treasury Dealer, we shall substitute for it another Primary Treasury Dealer and (3) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to the Quotation Agent and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by the Quotation Agent at 5:00 p.m. on the third business day preceding the redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

     Unless we default in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

CERTAIN COVENANTS

  LIENS

     The indenture refers to instruments securing indebtedness, such as a mortgage, pledge, security interest or lien on our property or any of our subsidiaries' property, as a "mortgage." The indenture further provides that, subject to certain exceptions, we will not, nor will we permit any subsidiary to, issue, assume or guarantee any indebtedness secured by a mortgage unless we provide that the notes issued under the indenture will be secured equally and ratably with (or prior to) that mortgage. Among these exceptions are:

     - certain mortgages existing, or provided for under the terms of existing agreements, on the date the old notes were originally issued;

     - mortgages on current assets to secure current liabilities;

     - certain mortgages that are created within one year after acquisition, completion and/or commencement of commercial operation on, property acquired, constructed, altered or improved by us or any of our subsidiaries;

     - certain preexisting mortgages on any property acquired and mortgages on property of a subsidiary existing at the time it became our subsidiary;

     - mortgages in favor of us or our subsidiaries;

     - certain mortgages in favor of governmental bodies to secure progress, advance or other payments;

     - mortgages on any property securing indebtedness incurred for the purpose of financing the purchase price or the cost of constructing, installing or improving the property;

     - mortgages on any property securing indebtedness issued or guaranteed by governmental bodies; and

     - any extension, renewal or replacement of the foregoing.

  SALE/LEASEBACK TRANSACTIONS

     The indenture provides that we will not, and we will not permit any of our subsidiaries to, enter into any sale and leaseback transaction unless:

     - at the time of entering into such sale and leaseback transaction, we or our subsidiary would be entitled under the indenture to mortgage the property under the indenture for an amount equal to the proceeds of the sale and leaseback transaction without equally and ratably securing the notes in compliance with the exceptions to the liens covenant in the indenture; or

     - within a period commencing six months prior to the consummation of the sale and leaseback transaction and ending six months after the consummation of such transaction, we or our subsidiary expends an amount equal to all or a portion of the net proceeds of such sale and leaseback transaction for property used or to be used in the ordinary course of our or our subsidiaries' businesses, and we have elected to designate that amount as a credit against such sale and leaseback transaction, with any such amount not so designated to be applied as set forth in the next paragraph; or

     - during the 12-month period after the effective date of the sale and leaseback transaction, we apply to the retirement of the notes or any of our pari passu indebtedness:

      - an amount equal to the proceeds of the property sold in the sale and leaseback transaction, which amount shall not be less than the fair value of such property at the time of entering into such sale and leaseback transaction, less

      - an amount equal to the principal amount of the notes and pari passu indebtedness retired by us within that 12-month period and not designated as a credit against any other sale and leaseback transaction by us or any of our subsidiaries during that period.

MERGERS AND SALE OF ASSETS

     The indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

     - the successor person assumes all of our obligations under the notes and the indenture; and

     - we or the successor person will not immediately thereafter be in default under the indenture.

     Upon the assumption of our obligations by a successor as described above, subject to certain exceptions, we will be discharged from all obligations under the notes and the indenture.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The following will constitute events of default with respect to the notes under the indenture:

          (1) our failure for 30 days to pay interest or liquidated damages, if any, after it becomes due and payable;

          (2) our failure to pay principal or premium, if any, on the notes at maturity;

          (3) our failure to comply with any of our covenants or agreements in the notes or the indenture (other than an agreement or covenant that we have included in the indenture solely for the benefit of other series of debt securities or that is expressly made inapplicable to the notes) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure;

          (4) certain events involving our bankruptcy, insolvency or reorganization; and

          (5) acceleration of our or one of our subsidiary's indebtedness having an aggregate principal amount outstanding in excess of $25,000,000 if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 15 days after written notice to us of such acceleration.

     If an event of default occurs with respect to the notes and is continuing, then the trustee or the holders of not less than 25% in principal amount of the notes may declare the principal amount of, accrued interest on and liquidated damages, if any, with respect to all of the notes to be due and payable immediately, by a notice in writing to us (and to the trustee if given by the holders of notes), and upon any such declaration such principal, interest and liquidated damages, shall become immediately due and payable. If an event of default relating to certain events involving our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of, accrued interest on and liquidated damages, if any, with respect to all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes.

     A default under one series of debt securities issued under the base indenture will not necessarily be a default under another series. The trustee will give notice to holders of the notes of any continuing default known to the trustee within 90 days after the trustee becomes aware of such default provided that, except in the case of a default as described in clauses (1) and (2) above, the trustee may withhold notice if it determines in good faith that withholding the notice is in the interests of the holders.

     The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that the direction may not conflict with any law or the indenture and will be subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee will be entitled to receive from the holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities incurred by it in complying with their direction. No holder of any debenture will have any right to pursue any remedy with respect to the indenture or the notes unless:

          (1) the holder has previously given us and the trustee written notice of a continuing event of default;

          (2) holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have made a written request to the trustee to pursue the remedy;

          (3) the holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

          (4) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

          (5) the trustee has failed to comply with the request within the 60-day period.

     However, the right of any holder to receive payments of principal, any premium, any interest and any liquidated damages due in respect of a note, and the right to institute suit for the enforcement of any payments will not be impaired or adversely affected without the holder's consent.

     The holders of at least a majority in aggregate principal amount of the outstanding notes may waive an existing default and its consequences, other than:

     - any default in any payment on the notes; or

     - any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each note as described under the caption entitled "-- Modification and Waiver" below.

     We are required to furnish to the trustee annually a statement as to any default by us in the performance and observance of our obligations under the indenture.

MODIFICATION AND WAIVER

     We may amend, modify or supplement the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the notes. Notwithstanding the foregoing, no amendment may, without the consent of each holder affected:

          (1) change the stated maturity of the principal of or any installment of interest on any note, reduce the principal amount of or rate of interest on or premium payable on redemption of any note, change any redemption date or any obligation to pay additional amounts pursuant to the indenture, change the currency in which any note is payable, or impair the right of any holder to institute suit to enforce payment on or after the stated maturity or, in the case of a redemption, any redemption date, of any note; or

          (2) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any amendment to the indenture or any waiver of certain provisions of the indenture, or reduce the requirements of the indenture with respect to quorum or voting of the notes; or

          (3) change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

          (4) subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

     The indenture also provides for certain modifications of its terms without the consent of the holders.

DEFEASANCE

     At any time we may terminate our obligations under the notes and the indenture in a "legal defeasance." If we choose to terminate our obligations in a legal defeasance, the holders of the notes will not be entitled to the benefits of the indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes, to maintain a place of payment, to maintain a registrar and paying agent in respect of the notes, and certain other obligations set forth in the indenture. At any time we may be released from our obligations described above under the captions entitled "-- Certain Covenants" and "-- Mergers and Sale of Assets" in a "covenant defeasance".

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an event of default under the third and fifth events of default described above under the caption entitled "-- Events of Default; Notice and Waiver".

     In order to exercise either defeasance option, we must irrevocably deposit in trust with the trustee money or certain U.S. government obligations sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and premium, if any, and each installment of interest (a "defeasance trust"), and must comply with certain other conditions, including:

     - that no default has occurred and is continuing on the date of the deposit in trust or, if an event of default arises out of our bankruptcy, insolvency or reorganization, at any time during the period ending on the 121st date after the date of the deposit in trust; and

     - the delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the case of legal defeasance only, the opinion of counsel described above must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     We have appointed The Bank of New York as trustee under the indenture, and as paying agent, registrar and custodian with regard to the notes.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the notes in registered form. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any note either:

     - during a period beginning 15 business days prior to the expected mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

     - if the notes have been called for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

PAYMENT AND PAYING AGENTS

     Payments on the notes will be made in U.S. dollars at the office or agency of the paying agent, currently the trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for this purpose. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global securities, by wire transfer. We will make payments of interest and liquidated damages, if any, to the person in whose name the note is registered at the close of business on the record date for the interest payment.

     The trustee will be designated as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the notes are initially issued in the form of one or more registered notes in global form without interest coupons. Each global note will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.

     Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. Holders may hold their interests in a global note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC , or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     We expect that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the global note for notes in registered form without interest coupons ("certificated notes"), which it will distribute to its participants.

     We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to DTC's system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor depositary within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC's rules and procedures in addition to those provided for under the indenture.

OLD NOTES

     The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any liquidated damages as a result of our failure to fulfill certain registration obligations.

     The old notes provide that:

     - in the event that the exchange offer is not consummated within 210 days after the date the old notes were originally issued;

     - in certain limited circumstances, in the event a shelf registration statement with respect to the resale of the old notes is not filed within 60 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 90 days from the date on which the obligation to file such shelf registration statement arises; or

     - if the shelf registration statement ceases to be effective or usable, then liquidated damages will accrue on the old notes for the period from the occurrence of such event until the earlier of such time as the exchange offer is consummated or any required shelf registration statement is effective. During the time that the liquidated damages are accruing, the rate of such liquidated damages shall be 0.25% per year during the first 90-day period and shall increase by 0.25% per year for each subsequent 90-day period, but in no event shall exceed 0.50% per year. The new notes are not, and upon consummation of the exchange offer will not be, entitled to any liquidated damages.

If:

     (1) the exchange offer is not permitted by applicable law or SEC policy or

     (2) any holder of notes that are transfer restricted securities notifies us prior to the 20th day following consummation of the exchange offer that

        (a) it is prohibited by law or SEC policy from participating in the exchange offer, or

        (b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for those resales; or

        (c) it is a broker-dealer and owns notes acquired directly from us or one of our affiliates,

then we will file with the SEC a shelf registration statement to cover resales of the notes by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of the material United States federal income tax consequences of the exchange of old notes for new notes and the ownership and disposition of the new notes by persons who purchased the old notes from the initial purchasers. This discussion is based upon current provisions of the Internal Revenue Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all of which are subject to change, possibly on a retroactive basis.

     This discussion only applies to you if you hold the notes as capital assets. The tax treatment of holders of the notes may vary depending upon their particular situations. Particular persons including, for example, insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below. Also, this discussion does not address the tax consequences to persons who hold the notes through a partnership or similar pass-through entity. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. Holders are urged to consult their own tax advisors regarding the particular United States federal tax consequences of holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction or under any applicable tax treaty.

     The exchange of old notes for new notes in the exchange offer will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

TAX CONSEQUENCES TO U.S. HOLDERS

     For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of a note and are a U.S. citizen or resident, a corporation or other entity (other than a partnership) created or organized in or under the laws of the U.S. or of any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has elected to be treated as a "United States person" pursuant to applicable Treasury regulations.

     Payment of Interest. If you are a U.S. holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. In the event we do not comply with certain covenants, we will be obligated to pay specified liquidated damages to the holders of the notes. We believe the contingency that we will pay these additional amounts is "remote and incidental" within the meaning of the applicable Treasury regulations. On that basis, we believe the possibility that these additional amounts may be paid should not be taken into account in computing original issue discount.

     Sale, Exchange, Redemption or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note you generally will recognize gain or loss equal to the difference, if any, between the proceeds received on the disposition (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the note. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

     The gain or loss you recognize on the disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of capital losses by U.S. holders is subject to limitations).

     To the extent that any amount received in connection with the disposition of a note represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income.

     Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments ("reportable payments") of principal and interest on a note, and to proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the trustee or any paying agent, as the case may be, will be required to withhold from any reportable payment that is subject to backup withholding a tax equal to 30% of the payment if, among other things, a U.S. holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that the number is correct, certify that the holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders, including all corporations, are not subject to backup withholding and information reporting requirements for payments made in respect of the notes. The backup withholding rate is currently 30%. This rate will be gradually reduced each year until 2006, when the backup withholding rate will be 28%. After December 31, 2010, the backup withholding rate will be increased to 31%. Any amounts withheld under the backup withholding rules from a reportable payment to a U.S. holder will be allowed as a credit against the U.S. holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     The amount of any reportable payments, including interest, made to the record U.S. holders of notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to these payments will be reported to the U.S. holders and to the IRS for each calendar year.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of notes who is not a "U.S. holder."

     Payment of Interest. Generally, interest we pay to you will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with your conduct of a United States trade or business and:

     - you do not actually or constructively own 10% or more of the combined voting power of all classes of our stock,

     - you are not, for United States federal income tax purposes, a controlled foreign corporation related to us within the meaning of the Internal Revenue Code,

     - you are not a bank receiving interest on a loan entered into in the ordinary course of its business within the meaning of the Internal Revenue Code, and

     - either (A) you provide IRS Form W-8BEN or W-8IMY, as appropriate (or a suitable substitute form), signed under penalties of perjury that includes your name and address and certify as to your non-U.S. holder status in compliance with applicable law and regulations or (B) you hold your notes through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a statement signed under penalties of perjury in which it certifies to us or our agent that IRS Form W-8BEN or W-8IMY, as appropriate (or suitable substitute), has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of the form.

     If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. federal withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty and you provide a properly completed and executed IRS Form W8-BEN, as provided for in the Treasury regulations.

     Sale, Exchange or Redemption of the Notes. You generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless:

     - the gain is effectively connected with your conduct of a United States trade or business, or, under an applicable tax treaty, is attributable to a permanent establishment you maintain in the United States, or

     - if you are an individual, you are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and specific other requirements are met.

     Effectively Connected Income. You generally will be subject to U.S. federal income tax at regular federal income tax rates on interest, gain or other income you recognize on a note that is effectively connected with your conduct of a United States trade or business. Effectively connected income received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Even though this effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax, unless derived through a partnership, if you deliver IRS Form W-8ECI or successor form to the payor.

     U.S. Federal Estate Tax Considerations. A note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

     Information Reporting and Backup Withholding Tax. United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note if you provide the statement described in "-- Payment of Interest" or otherwise establish an exemption, provided that we do not have actual knowledge that you are a United States person.

     Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker." However, if the broker:

     - is a United States person,

     - derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

     - is a controlled foreign corporation for United States tax purposes, or

     - is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the United States, payment of the proceeds will be subject to information reporting requirements unless the broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption.

     Payment of the proceeds of any sale of a note to or through the United States office of a broker, whether foreign or United States, is subject to information reporting and backup withholding requirements, unless you provide the statement described in "-- Payment of Interest" or otherwise establish an exemption and the broker does not have actual knowledge that you are a United States person or that the exemption conditions are not satisfied.

     The backup withholding rate is currently 30%. This rate will be gradually reduced each year until 2006, when the backup withholding rate will be 28%. After December 31, 2010, the backup withholding rate will be increased to 31%. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is provided to the IRS.

     THIS FEDERAL TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                          CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to
Section 4975 of the Internal Revenue Code (the "Code") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

     In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws

     Any insurance company proposing to invest assets of its general account in the notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and any related regulations.

PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Plan with respect to which we, our affiliates or the Initial Purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trusts, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts which might be construed as prohibited transactions.

     Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar laws whether pursuant to an applicable exemption or otherwise.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for 90 days after the closing of the exchange offer we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests these documents from the exchange agent for use in
connection with resales of the new notes. In addition, until           , 2002,
all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of the new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any persons deemed to be underwriters may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

                                 LEGAL OPINIONS

     The validity of the new notes will be passed upon for us by Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Weatherford International, Inc. and the related consolidated financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

                               [WEATHERFORD LOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct (i) by the stockholders, (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (iii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iv) by independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     As permitted by the DGCL, the amended and restated certificate of incorporation provides that directors of Weatherford shall have no personal liability to Weatherford or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Weatherford or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. David J. Butters and Robert B. Millard, employees of Lehman Brothers Inc. ("Lehman Brothers"), constitute two of the eight members of the Board of Directors of Weatherford. Under the restated certificates of incorporation, as amended to date, of Lehman Brothers and its parent, Lehman Brothers Holdings Inc. ("Holdings"), both Delaware corporations, Messrs. Butters and Millard, in their capacity as directors of Weatherford, are to be indemnified by Lehman Brothers and Holdings to the fullest extent permitted by Delaware law. Messrs. Butters and Millard are serving as directors of Weatherford at the request of Lehman Brothers and Holdings.

     The amended and restated bylaws of Weatherford provide that Weatherford shall to the fullest extent permitted by the DGCL indemnify each of its present and former officers and directors, and each of its present or former officers, directors, agents or employees who are serving or have served at the request of Weatherford as an officer, director or partner (or in any similar position) of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether by or in the right of Weatherford, by a third party or otherwise, to which such person is made a party or threatened to be made a party by reason of such office in Weatherford or in another corporation, partnership, joint venture, trust or other enterprise. The amended and restated bylaws also provide that to the fullest extent that the DGCL permits, under general or specific authority granted by the board of directors, (a) Weatherford may furnish such indemnification to its agents and employees with respect to their activities on behalf of Weatherford; (b) Weatherford may furnish such indemnification to each present or former officer, director, employee or agent of a constituent corporation absorbed in a consolidation or merger with Weatherford and to each officer, director, agent or employee who is or was serving at the request of such constitute corporation as an officer, director, agent or employee of another corporation, partnership, joint venture, trust or other enterprise; and
(c) Weatherford may purchase and maintain indemnification insurance on behalf of any of the officers, directors, agents or employees whom it is required or permitted to indemnify.

     Section 145 of the DGCL also empowers a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporations, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145. Policies of insurance are maintained by Weatherford under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers. Messrs. Butters and Millard are insured against certain liabilities which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement.

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  1.1     Purchase Agreement between Weatherford International, Inc.
          and Credit Suisse First Boston Corporation and Lehman
          Brothers Inc., on behalf of the Initial Purchasers, dated
          November 8, 2001.
 *3.1     Amended and Restated Certificate of Incorporation of the
          registrant, as amended (incorporated by reference to Exhibit
          3.1 to Form 10-K (File No. 1-13086) filed March 30, 1999).
 *3.2     By-laws of the registrant, as amended (incorporated by
          reference to Exhibit 3.2 to Form 8-K (File No. 1-3086) filed
          June 2, 1998).
 *4.1     Indenture dated as of May 17, 1996, between Weatherford
          Enterra, Inc. and Bank of Montreal Trust Company, as trustee
          (incorporated by reference to Exhibit 4.1 to Weatherford
          Enterra, Inc.'s Current Report on Form 8-K (File No. 1-7867)
          filed May 28, 1996).
 *4.2     First Supplemental Indenture dated and effective as of May
          27, 1998, between EVI Weatherford, Inc., the successor by
          merger to Weatherford Enterra, Inc., and Bank of Montreal
          Trust Company, as trustee (incorporated by reference to
          Exhibit 4.1 to Weatherford Enterra, Inc.'s Current Report on
          Form 8-K (File No. 1-7867) filed June 2, 1998).
 *4.3     Second Supplemental Indenture dated June 30, 2000, between
          Weatherford International, Inc. and The Bank of New York, as
          successor trustee to Bank of Montreal Trust Company
          (including the form of Debenture) (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No.
          1-13086) filed July 10, 2000).

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
 *4.4     Third Supplemental Indenture dated November 16, 2001,
          between Weatherford International, Inc. and The Bank of New
          York, as trustee (incorporated by reference to Exhibit 4.11 to Form S-3 (Reg. No. 333-73770) filed November 20, 2001).
 *4.5     Registration Rights Agreement, dated November 16, 2001,
          among the registrant and Credit Suisse First Boston
          Corporation and Lehman Brothers Inc., on behalf of the
          Initial Purchasers (incorporated by reference to Exhibit
          4.16 to Form S-3 (Reg. No. 333-73770) filed November 20,
          2001).
  5.1     Opinion of Andrews & Kurth, Mayor, Day, Caldwell & Keeton
          L.L.P., as to the validity of the new notes.
 12.1     Statement regarding Computation of Ratio of Earnings to
          Fixed Changes.
 23.1     Consent of Arthur Andersen LLP.
 24.1     Power of Attorney (included on signature page).
 25.1     Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939, as amended, on Form T-1, of The Bank of New York, as trustee.
 99.1     (a) Form of Letter of Transmittal.
          (b) Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.
          (c) Form of Notice of Guaranteed Delivery.
          (d) Form of Letter to Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees.
          (e) Form of Letter to Clients.
          (f) Form of Exchange Agent Agreement.

---------------

* Indicates exhibits incorporated by reference as indicated.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (f) To file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under
Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the
undersigned, thereunto duly authorized, on this           day of February, 2002.

                                          WEATHERFORD INTERNATIONAL, INC.

                                            By: /s/ BERNARD J. DUROC-DANNER
                                            ------------------------------------
                                                  Bernard J. Duroc-Danner
                                            President, Chief Executive Officer,
                                             Chairman of the Board and Director
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Bernard J. Duroc-Danner and Burt M. Martin (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities indicated on February   , 2002.

                   SIGNATURE                                             TITLE
                   ---------                                             -----
          /s/ BERNARD J. DUROC-DANNER             President, Chief Executive Officer, Chairman of the
------------------------------------------------   Board and Director (Principal Executive Officer)
            Bernard J. Duroc-Danner

             /s/ LISA W. RODRIGUEZ                Vice President -- Finance and Accounting (Principal
------------------------------------------------           Financial and Accounting Officer)
               Lisa W. Rodriguez

              /s/ DAVID J. BUTTERS                                     Director
------------------------------------------------
                David J. Butters

             /s/ PHILLIP BURGUIERES                                    Director
------------------------------------------------
               Phillip Burguieres

              /s/ SHELDON B. LUBAR                                     Director
------------------------------------------------
                Sheldon B. Lubar

                   SIGNATURE                                             TITLE
                   ---------                                             -----

            /s/ WILLIAM E. MACAULAY                                    Director
------------------------------------------------
              William E. Macaulay

             /s/ ROBERT B. MILLARD                                     Director
------------------------------------------------
               Robert B. Millard

            /s/ ROBERT K. MOSES, JR.                                   Director
------------------------------------------------
              Robert K. Moses, Jr.

              /s/ ROBERT A. RAYNE                                      Director
------------------------------------------------
                Robert A. Rayne

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  1.1     Purchase Agreement between Weatherford International, Inc.
          and Credit Suisse First Boston Corporation and Lehman
          Brothers Inc., on behalf of the Initial Purchasers, dated
          November 8, 2001.
 *3.1     Amended and Restated Certificate of Incorporation of the
          registrant, as amended (incorporated by reference to Exhibit
          3.1 to Form 10-K (File No. 1-13086) filed March 30, 1999).
 *3.2     By-laws of the registrant, as amended (incorporated by
          reference to Exhibit 3.2 to Form 8-K (File No. 1-3086) filed
          June 2, 1998).
 *4.1     Indenture dated as of May 17, 1996, between Weatherford
          Enterra, Inc. and Bank of Montreal Trust Company, as trustee
          (incorporated by reference to Exhibit 4.1 to Weatherford
          Enterra, Inc.'s Current Report on Form 8-K (File No. 1-7867)
          filed May 28, 1996).
 *4.2     First Supplemental Indenture dated and effective as of May
          27, 1998, between EVI Weatherford, Inc., the successor by
          merger to Weatherford Enterra, Inc., and Bank of Montreal
          Trust Company, as trustee (incorporated by reference to
          Exhibit 4.1 to Weatherford Enterra, Inc.'s Current Report on
          Form 8-K (File No. 1-7867) filed June 2, 1998).
 *4.3     Second Supplemental Indenture dated June 30, 2000, between
          Weatherford International, Inc. and The Bank of New York, as
          successor trustee to Bank of Montreal Trust Company
          (including the form of Debenture) (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No.
          1-13086) filed July 10, 2000).
 *4.4     Third Supplemental Indenture dated November 16, 2001,
          between Weatherford International, Inc. and The Bank of New
          York, as trustee (incorporated by reference to Exhibit 4.11 to Form S-3 (Reg. No. 333-73770) filed November 20, 2001).
 *4.5     Registration Rights Agreement, dated November 16, 2001,
          among the registrant and Credit Suisse First Boston
          Corporation and Lehman Brothers Inc., on behalf of the
          Initial Purchasers (incorporated by reference to Exhibit
          4.16 to Form S-3 (Reg. No. 333-73770) filed November 20,
          2001).
  5.1     Opinion of Andrews & Kurth, Mayor, Day, Caldwell & Keeton
          L.L.P., as to the validity of the new notes.
 12.1     Statement regarding Computation of Ratio of Earnings to
          Fixed Changes.
 23.1     Consent of Arthur Andersen LLP.
 24.1     Power of Attorney (included on signature page).
 25.1     Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939, as amended, on Form T-1, of The Bank of New York, as trustee.
 99.1     (a) Form of Letter of Transmittal.
          (b) Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.
          (c) Form of Notice of Guaranteed Delivery.
          (d) Form of Letter to Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees.
          (e) Form of Letter to Clients.
          (f) Form of Exchange Agent Agreement.

---------------

* Indicates exhibits incorporated by reference as indicated.